Exhibit 10.1

Capital Increase and Share Subscription Agreement

among

Meitai Investment (Suzhou) Co., Ltd.

and

Beijing Dingding Yiwei New Energy Technology Development Co., Ltd.

Dated September 1, 2015

Capital Increase and Subscription Agreement

This Capital Increase and Subscription Agreement (the “Agreement”) is entered into on September 1, 2015 by and among:

Meitai Investment (Suzhou) Co., Ltd. (the “Investor” or “Subscriber”), a limited liability company incorporated and existing under the laws of the Peoples’ Republic of China (“PRC” or “China”, for the purpose of this Agreement, excluding Hong Kong and Macao Special Administrative Regions of the PRC and Taiwan), whose registered address is No.66, Huanfu Road, Industrial Park, Suzhou and whose legal representative is Xia Houmin;

Beijing Dingding Yiwei New Energy Technology Development Co., Ltd. (the “Company”), a limited liability company incorporated and existing under the laws of PRC, whose registered address is Room 802, Information Building, No.13, North Linmeng Road, Pinggu District, Beijing and whose legal representative is Peng Yangang;

Beijing Xinyuanheli Investment Center (the “Founder”), a limited partnership incorporated and existing under the laws of PRC, whose registered address is Room 802, Information Building, No.13, North Linmeng Road, Pinggu District, Beijing and whose legal representative is Peng Yangang;

Peng Yangang (the “Founder”), a Chinese citizen, whose PRC identification card number is 13022319771210231x and whose residential address is No.5, Line 8, Gangbei Village, Guma Town, Luan District, Tangshan, Hebei Province;

Wang Wenzhi (the “Founder”), a Chinese citizen, whose PRC identification card number is 130223197111010057 and whose residential address is Room 402, Door 4, Floor 13, South Chenguang Lane, Luanzhou Town, Luan District, Tangshan, Hebei Province;

Hao Qing (the “Founder”), a Chinese citizen, whose PRC identification card number is 11010519640516811X and whose residential address is Room 212, Floor 6 (south), No.8, East Huayuan Road, Haidian District, Beijing;

(The Founders and the Company are collectively referred to as the “Company Side”.)

(The Investor, the Founders and the Company are referred to individually as a “Party” and collectively as the “Parties”.)

WHEREAS, the Company intends to increase its registered capital for business purpose. The Investor intends to subscribe for the increased registered capital of the Company according to the terms and conditions hereof and the Company and the Founders agree to the subscription by the Investor of the increased registered capital (the “Capital Increase”). The Parties agree to enter into a Yiwei Management Agreement (the “Yiwei Management Agreement”) to specify the shareholder rights of the Investor after the Capital Increase.

THEREOF, after friendly negotiations, the Parties agree as follows:

ARTICLE 1. GENERAL PROVISIONS

1.1	Definitions. Except as otherwise provided under this Agreement, the following terms shall have the following meanings:

“Statement Date” shall have the meaning set forth in Section 3.1(h).

“Capital Increase” shall have the meaning set forth in the Preamble.

“Capital Increase Amount” shall have the meaning set forth in Section 2.1(a).

“Senior Management Personnel” shall refer to the personnel as set forth in Schedule 1 attached to this Agreement.

“Each Group Company” shall refer to any entity of the Group Company.

“AIC Registration” shall refer to the registration or filing of the amendment to the registered capital, the shareholder and shareholding structure of the Company with the competent Administration of Industry and Commerce (the “AIC”) by the Company Side for purpose of consummation of the transaction under this Agreement.

“Affiliate”, with respect to any individual person, shall mean his/her close relatives (i.e., any of his/her children, spouse, brothers, sisters and parents) and any other entity which is directly or indirectly, solely or jointly, controlled by such person and/or his/her close relatives; with respect to any other entity besides any individual person, shall mean any other entity that controls, is controlled by or under the common control by a third party with such entity. For the purpose of this definition, the “control” by one party over the other party shall mean such one party has, directly or indirectly, at least 50% voting power at such other party’s decision making authority.

“Closing Date” shall have the meaning set forth in Section 6.1.

“Group Company” shall refer to the Company and its Subsidiaries.

“Yiwei Rental Car” shall refer to Beijing Dingding Yiwei Car Rental Co., Ltd.

“Competitive Position” shall refer to any identity or position in any entity, except for the Company, engaging in the same or similar business as the current or future business of the Company, including but not limited to the owner, shareholder, partner, actual controlling person, director, senior management personnel, employee, agent or consultant of such entity.

“Encumbrance” shall mean any kind of existing encumbrance, including without limitation, any mortgage, pledge, lien or other restriction, in each case having a Material Adverse Effect on the thing or right so encumbered.

“Dingding Share” shall refer to Beijing Dingdng Share Network Technology Co., Ltd.

“Tax” shall mean all national, local, foreign and other enterprise income tax, value-added tax, consumption tax, customs tax, stamp duty and other taxes, fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and penalties, additions to Tax or additional amounts with respect thereto, imposed by any taxing authority.

“Capital Increase Price” shall have the meaning set forth in Section 2.1(b).

“Governmental Authority” shall mean any nation or government, province, autonomous region or other government branch and any entity exercising executive, legislative, judicial, regulatory administrative functions or related functions of or pertaining to government.

“Intellectual Property Rights” shall mean any kind of intellectual property rights and the carrier thereof acknowledged by all applicable laws, including without limitation trademarks, patents (including invention, utility model and appearance design), non-patent technology, software copyrights and service marks.

“Material Adverse Effect” or “Material Adverse Change” shall mean any (a) event, fact, condition, change or effect that is or may be materially adverse to the business, operation, development, results of operation, conditions (financial or otherwise), properties (including intangible properties), assets (including intangible assets), liabilities or prospects of the Company; or (b) activity, event, fact, condition, change or effect which has or may have resulted in material impairment of the ability of any Party to perform their respective obligations under this Agreement.

“Major Transaction Documents” shall be the relevant legal documents signed by the Parties for purpose of specifying each Party’s rights, obligations, warranties and liabilities in the Company in the transaction contemplated under this Agreement and thereof, including without limitation, this Agreement, Yiwei Management Agreement and the further amended Articles of Association of the Company.

“Subsidiary” with respect to any entity, shall refer to the wholly owned, controlled or invested subsidiary and branch recorded on the books of the subject entity for financial reporting purposes; with respect to the Company for the purpose of this Agreement, shall include Yiwei Rental Car and Dingding Share.

1.2	Construction. For purposes of this Agreement, except where the context otherwise requires:

(a)	“Entity” includes any individual, firm, corporation, enterprise or other legal organization, government, state or state agency, joint venture, association, partnership, or employee representative organization (whether or not having an independent legal person status).

(b)	“Law”, except otherwise provided, with respect to the PRC, shall refer to all laws, regulations, rules, codes, judicial interpretations and legally binding guidance, written opinion, written notices, letters, orders, decrees or other restrictive regulations of any government authority in the jurisdiction.

(c)	“Third party” shall mean any entity other than the Parties hereto.

(d)	“Business Day” shall mean any day on which the banks in China are open for business, excluding Saturday, Sunday, and legal holidays in China.

(e)	“Day” or “Date” shall mean calendar days. If, however, an action or obligation is due to be undertaken by or on a day other than a Business Day (i.e., a Saturday, Sunday, or legal holiday, in China), then that action or obligation will be deemed to be due on the next following Business Day.

(f)	Any reference to articles, sections, paragraphs or schedules shall mean the relevant articles, sections, paragraphs or schedules of this Agreement, unless the context otherwise requires.

(g)	The Table of Contents and the headings of the articles and sections herein are included for convenience of reference only and are not intended to affect the meaning of the operative provisions to which they are related.

ARTICLE 2. SUBSCRIPTION FOR THE CAPITAL INCREASE

2.1	Subscription for the Capital Increase. Subject to the terms and conditions of this Agreement:

(a)	The Company’s registered capital will be increased in the amount of RMB 9,000,000 (the “Increased Registered Capital”) based on its current registered capital of RMB 6,000,000.

(b)	Subject to the terms and conditions of this Agreement, the Investor will subscribe for the Increased Registered Capital free from any Encumbrance and all rights and obligations attached thereto at a price of RMB 30,000,000 (the “Capital Increase Price”), of which the portion of RMB 9,000,000 shall be the increase in the registered capital of the Company, and the remainder of the Capital Increase Price shall be the premium on such equity and should be accrued as the Company’s capital reserve.

c)	The Investor will pay the Capital Increase Price to the Company at the Closing Date.

After the Capital Increase, the registered capital of the Company will be increased to RMB 15,000,000 and the valuation of the Company will be increased to RMB 50,000,000. The capital contribution and shareholding of the shareholders of the Company will be as follow:

#	Shareholder Name	Registered Capital (RMB in 10 thousands)	Shareholding (%)
1.	The Investor	900	60
2.	Beijing Xinyuanheli Investment Center	600	40
3.	Peng Yangang
4.	Wang Wenzhi
5.	Hao Qing

	Total	1500	100

2.2	Payment of Capital Increase Price. Subject to Sections 2.1(c) and 6.1 hereof, the Investor shall pay the Capital Increase Price to the bank account designated by the Company in a lump sum.

2.3	Use of the Capital Increase Price. The Capital Increase Price shall be used mainly in the expansion of the Company’s business or the increase of working capital or other uses agreed by the Investor.

2.4	Payment of Taxes. Each Party shall respectively bear and pay all taxes payable related to this Agreement by it as required by applicable PRC laws and regulations and perform all obligations thereof. In case there are no explicit PRC rules related to the tax payable by the taxpayer, the recipient of relevant payment shall bear such tax.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company Side

The Company Side respectively and jointly represents and warrants to the Investor as of the execution date and the Closing Date hereof as follows:

(a)	Founders. (i) Each Founder is a company duly established and existing under applicable Law or a Chinese citizen with full civil rights and acting capacity and has full power and authority for the execution, delivery and performance of this Agreement and other Major Transaction Documents; and (ii) there does not exist any nominee shareholding of the Company and its Affiliates or other arrangements avoiding Chinese mandatory Laws and regulations at the execution date, and there does not exist any existing or foreseeable disputes;

(b)	Existence and Power. (i) Each Group Company is a limited liability company duly established and validly existing under the laws of the PRC, the registered capital of the Company at the execution date hereof is RMB 6,000,000, which has been fully paid up, the registered capital of each Group Company has been fully paid up as well; (ii) there does not exist any investment fraud, surreptitious withdrawal or any other violation of applicable laws in connection with each Group Company; (iii) each major changes of the Group Company has been conducted in compliance with law, and has obtained effective resolutions from the board of directors and/or shareholders’ meeting (as the case maybe) and has been approved by and registered with relevant Chinese government (if applicable); (iv) each Group Company owns assets and property necessary for conducting current or future businesses, and there does not exist any situation which may cause a Material Adverse Effect on the operation of any of Group Companies; (v) each Group Company has all powers and authorities for the execution, delivery and performance of this Agreement according to its constitutional documents and the applicable Law.

(c)	Authorization. The Company Side has taken all necessary actions (including without limitation obtaining the legal and valid resolutions of the shareholders’ meeting and the board of directors and consent from any third party) to obtain official authorization to execute, deliver and perform this Agreement;

(d)	Preemptive right. Each Founder has explicitly waived their preemptive rights to subscribe for the Increased Registered Capital and any other preemptive rights (if any);

(e)	Binding Effect. This Agreement, upon execution by the Company Side or its authorized representatives, shall become effective, legally binding and enforceable against such Company Side;

(f)	No Breach. Neither the execution and delivery of this Agreement nor the full performance of its respective obligations by the Company Side under this Agreement, will violate or otherwise constitute a conflict with the terms or provisions of the Company Side’s constitutional documents or any material contracts, commitments or other terms or conditions of obligations it has signed or bound, nor does it give any third party any right to terminate or otherwise amend any agreements, licenses or other documents, or result in any violation of any judgments or verdicts made by any courts or Governmental Authorities, any Chinese Laws, regulations, rules and any contractual obligations among shareholders of the Company and those between the existing shareholders and the Company.

(g)	Consents and Approvals. Except for the formalities required by AIC and tax authority in respect of the Capital Increase, no consent, approval, license, permit, order or authorization thereof shall be obtained by the Company Side from any governmental authority or third party, nor is it required to give notice to, conduct registration, make declaration or go through any filing procedure with any Governmental Authority or third party, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated in this Agreement or in order to preclude any termination, suspension, modification or impairment of any of the legal or contractual rights under this Agreement;

(h)	Documents. Prior to the execution date of this Agreement, the Company Side has provided to the Investor or its legal, financial, commercial or technical consultants with the copies of all the documents, agreements, certificates, receipts, permits and other written reports related to the Company Side and its Affiliates, and such copies shall be true and complete copies of the originals. Those documents do not contain any material omission, misleading or false statement, information or materials which are reasonably anticipated to cause a Material Adverse Effect on the Investors’ decision on whether to continue the transaction hereunder (including but not limited to the Group Company’s financial reports dated until July 31th, 2015 (the “Statement Date”) provided by the Company Side, which shall not involve any current or contingent major debts or liabilities that has not been disclosed to the Investor, and all the material aspects of the report shall be true, complete and accurate);

(i)	Encumbrance. The capital contribution of each Group Company is not subject to any Encumbrance, nor is it subject to any arrangement or obligation to create such Encumbrance, or any judicial security measures; the Increased Registered Capital issued to the Investor is also not subject to any Encumbrance in any form;

(j)	Non-Competition. Founders, directors, Senior Management Personnel and its Affiliates have never engaged in any business or in such position that have or may have competition relationship with the major business of the Company;

(k)	License and Approval. Each Group Company has obtained all the necessary license, permit, authorization and consent to operate its business and own its assets, and such license, permit, authorization and consent are fully valid and have been properly complied with, which will not be canceled or be rejected for extension due to the Capital Increase hereof.

(l)	Intellectual Property Rights. Each Group Company has the ownership rights and licenses to all Intellectual Property Rights necessary for its current business operation, and such Intellectual Property Rights are effective and enforceable and there does not exist any matters known to the Company and the Founders which may cause such Intellectual Property Rights to be held invalid or unenforceable. Each Group Company has not infringed any third party’s rights or interests over any Intellectual Property or illegally used such Intellectual Property, nor does it authorize or permit any third party to use any Intellectual Property Rights owned by the Company; the Group Company has not infringed any party’s rights over their Intellectual Property, business secrets, proprietary information or other similar rights; there does not exist any pending or foreseeable claim, dispute or litigation against any one of the Group Company for compensation of infringement of Intellectual Property Rights, business secrets, proprietary information or other similar rights of any other party, and to the knowledge of the Company, there is no infringement by any third party over the Company’s legally owned Intellectual Property Rights. The Founders have not violated any contracts or binding commitment previously executed (including but not limited to confidential obligation and non-competition obligation) when they accept the employment by the Company and undertake the Company business, and it will not infringe any legal rights of Founders’ respective former employer or other owners of Intellectual Property Rights;

(m)	Other Assets. (i) The Group Company does not own any real property (including constructions in process); (ii) Each Group Company has duly executed legal and valid lease contracts in respect of real properties used but not self-owned with the owner or lessors with authorization, and there does not exist any dispute regarding the lease; relevant Sate-owned Land Use Certificate and Property Ownership Certificate have been obtained for such real properties; there does not exist any obstacles for the Group Company to rent proper business places and execute legal and valid lease contracts after the current lease expires; (iii) the Group Company has legal ownership over all personal properties used by it, and has the right to use or dispose of such property through methods allowed under Chinese Laws and regulations; and (iv) all the properties of the Group Company are not subject to any Encumbrance, restrictions or defects;

(n)	Material Contracts. Each of the Material Contracts to which a Group Company is a party thereto is valid, and it has performed its obligations thereunder in all material respects, and there have been no material breach or default under such contracts. The consummation of the transactions contemplated under this Agreement will not or let any other entities have the right to terminate or amend any material rights enjoyed by any Group Company under such Material Contract, or accelerates the due date or performance of any material obligation thereunder, or give any other entities the right to transfer its rights under such Material Contracts or to claim any payment from any of the Group Company. “Material Contracts” shall mean such contract of which any Group Company is a party thereto and executed within the ordinary course of business of the Company, or contracts beyond its usual business scope but the transaction price or liquidated damage in the amount of more than RMB 100,000, which are still effective on the execution date of this Agreement and have not been performed completely. Specially, in the respect of share agreements relevant to each Group Company, except for the Articles of Association of the Group Company (including its amendments) which are disclosed to the Investor, the Company Side has not executed any other documents relevant to shareholders’ rights and obligations. None of the Group Companies is a party to the following contracts, arrangements or commitments: (i) contracts, arrangements or commitments that are not made on the basis of fair business dealings; (ii) contracts, arrangements or commitments that may cause losses (or known to result in losses after the consummation); or (iii) contracts, arrangements or commitments that restrain any of the Group Companies’ ability to undertake business freely in China;

(o)	Litigation. There does not exist any existing or reasonably foreseeable matters including: (i) claim, litigation, arbitration or other judicial proceedings or administrative proceedings against the Group Company or its business and assets or those against the Founders; or (ii) any injunction, verdict or judgment of any court or Governmental Authority against the assets or business of the Group Company, the Founders or the transaction contemplated under this Agreement;

(p)	Bankruptcy. There does not exist any resolutions, applications, verdicts, orders, or other actions in respect of dissolution, bankruptcy, suspension, liquidation or similar situation of the Group Company. The Group Company is not in such situation that its assets are not enough for paying off the debts or it cannot pay off its debts due;

(q)	Employee. (i) Each Group Company has entered into employment contracts with its employees in compliance with the Laws, and have made the mandatory contributions in full to the employee social security funds and housing public accumulation funds and have no wage arrear issue; (ii) there has been no pending or potential material labor dispute between the Group Company and any of its employee; (iii) there is no violation of any applicable PRC labor Laws and regulations by the Group Company that will cause a Material Adverse Effect to the Transaction, the Investor’s rights hereunder and that in each Group Company after the Closing; (iv) Each Group Company has entered into valid and effective confidentiality agreements, non-competition agreements and Intellectual Property agreements with all employees; and (v) except for otherwise agreed in this Agreement, Each Group Company does not have any equity incentive, option, profits sharing or other similar incentive arrangements with any persons;

(r)	Taxes. (i) all Tax returns required to be filed with relevant competent tax administration authorities by each Group Company before the Closing Date have been or will be filed on or before the Closing Date; (ii) all Taxes due and payable before the Closing Date on such returns (including the individual income tax to which the Company has withholding obligation) have been paid or withheld fully in compliance with Law; (iii) there does not exist any tax liability or tax arrears of any Group Company which are not completely shown on the financial statements, and Group Company has never been punished by tax authority for any tax matters; (iv) Each Group Company has no pending or potential disputes related to Tax or any matter that will cause governmental investigation or dispute with respect to Taxes; (v) the consummation of the transactions under this Agreement will not render any Material Adverse Effect to any preferential tax treatment enjoyed by any Group Company; and (vi) Each Group Company and the Founders have not reached or been involved in any transaction, plan or arrangement in violation of applicable Law for the avoidance or reduction of Tax payment obligations;

(s)	Related-Party Transactions. The related party transactions concerned in the operation of each Group Company (if applicable) have followed the principles of fair value and ordinary business dealing, and there does not exist any situations in violation of any Laws or regulations or those may adversely affect the interests of the Group Company;

(t)	No Misrepresentation or Omission. There is no material misrepresentation or omission of any material matters (i.e., such matters which have to be represented so as to make the representations under this Agreement not misleading; and such matters misrepresented, once properly represented, or such material matters omitted, once disclosed (as the case may be), will cause a Material Adverse Effect on the basis and feasibility of the proposed transaction under this Agreement or is reasonably anticipated to cause a Material Adverse Effect on the Investor’s decision on whether to continue such transactions) in any documents, appendix or certifications;

(u)	Anti-bribery and No Illegal Payment. None of the Company Side or other Group Company and the Company’s directors, management staffs, representatives or employees have ever directly or indirectly (i) provide any illegal donation, presents, entertaining treatment or pay other illegal fees to any political candidates, or such illegal donations have not been fully disclosed, (ii) pay any fees to any government officers or other staffs or quasi staffs who have similar public duties, except for otherwise required or permitted by relevant laws (including but not limited to Chinese Criminal Law, Law of the PRC against unfair competition, and Interim Provisions on Banning Commercial Bribery), (iii) pay to representatives, employees, management staffs or directors of any entity which has business dealings with the Group Company for the purpose of affecting such representatives, employees, management staffs or directors in the engagement of business with the Group Company, (iv) engage in any transactions, maintain any bank account or using any Company capital not within the transactions, bank accounts and capital registered in the Group Company’s account book or records, (v) violate any articles of relevant laws (including but not limited to Chinese Criminal Law, Law of the PRC against unfair competition, and Interim Provisions on Banning Commercial Bribery), or (vi) engage in any payment which has the essence of criminal bribery or other illegal payment;

(v)	No Illegal Business. Products and services provided by the Group Company are not involved in any illegal products or services such as smuggle, prohibited goods etc., the Group Company has not engaged in any illegal activities in countries or areas where it operates its business;

(w)	Directors, Senior Management Personnel and Research Staffs. (i) all the directors and Senior Management Personnel meet the qualification requirements of applicable Laws and regulations, and there does not exist any behaviors which are in material breach of the Laws and regulations; and (ii) Directors, Senior Management Personnel and research staffs of the Group Company are not restrained by any confidentiality agreements or non-competition agreements with any third party or former employers in the respect of their position in Group Company;

(x)	Inventory. In respect of any inventory owned or occupied by the Company or any of its Affiliates, there does not exist any situation or matters (e.g. faults in the storage warehouse lease, non-compliance situations regarding the ownership of the storage warehouse and its management) which may cause the storage place to transfer such inventory;

(y)	Financial Reports. After the Statement Date, all the audit accounts and management accounts (including transfer ledger) of the Group Company are prepared in accordance with Chinese Laws and have in all major aspects fairly, truly and completely presented the financial status of the Company as of the date of such reports. Such reports are in accordance with the Chinese accounting standard and requirements of Chinese Laws. All the documents including account book, records of share changes, financial reports and all the other company records are preserved in accordance with Chinese Laws and commercial customs and wholly controlled by the Group Company, all the transactions relevant to the Group Company’s business have been accurately and legally recorded. There does not exist any issues such as invisible cash incomes, invisible debts, shareholders taking up the capital of the Group Company, material flaws of internal control;

After the Statement Date, (i) except for regular business behavior of the Company and its Affiliates, there does not exist any matter which will cause the debt become due in advance; (ii) there does not exist any assets of any Company or its Affiliates which have been disposed or result in renunciation from the control of the Company and its Affiliates, the Company and its Affiliates have not ever executed any documents may cause unusual fiscal expense or liability as such; and

(z)	Compliance with Law. All material aspects of the Group Company have met the applicable Laws and mandatory requirements of competent government.

3.2	The Investors’ Representations and Warranties. The Investor represents and warrants to the Company as of the execution date and the Closing Date as follows:

(a)	Existence and Power. The Investor is a limited liability company duly established and existing under the applicable Law with full civil rights and acting capacity and has all powers and authorities for the execution, delivery and performance of this Agreement and other Major Transaction Documents; and

(b)	Source of Fund. The fund used to pay the Capital Increase Price is legally owned by the Investor.

ARTICLE 4. CONDITIONS PRECEDENT

4.1	Conditions Precedent to the Investor’s Payment of the Capital Increase Price. The Investor’s obligation to perform in accordance with Section 6 of this Agreement is conditional upon the satisfaction or an explicit waiver by the Investor of the following conditions at the Closing:

(a)	The Investor shall have conducted due diligence investigations regarding the legal, finance, and other aspects of the Company and the results of such due diligence investigation are reasonably satisfactory to the Subscriber;

(b)	All of the Main Transaction Documents have been duly signed by relevant party thereto (except for the Investor), and the Investor has received the original of all the executed version of the relevant documents and this Agreement has come into effect;

(c)	All internal or external authorization, consent or approval (if applicable) necessary for the consummation of the transactions contemplated in this Agreement shall have been obtained by the Company Side and remain in full force;

(d)	The Founders have paid up in full the registered capital of RMB six million and each of them shall have explicitly waived their preemptive rights to subscribe for any portion of the Increased Registered Capital;

(e)	The Company has passed relevant resolution to approve the composition of the Board of Directors of five (5) members starting from the Closing Date such that the Investor shall be entitled to appoint the chairman of the board and the other two (2) directors and the Company Side shall be entitled to appoint two (2) directors;

(f)	The Company has passed relevant resolution to approve the appointment of the chief financial officer by the Investor starting from the Closing Date, who would have right of approval with respect to the Company’s business budget, final account, financing, major investment (with amount exceeding RMB 500,000) etc.;

(g)	The Company has completed the acquisition of 100% equity interest in its wholly owned subsidiaries Yiwei Rental Car and Dingding Share. The relevant Approvals by any government department have been obtained and the filing and amendment procedures with the AIC have been completed in relation to the Company’s acquisition of such 100% equity interest. The Company has cleaned up all liabilities in connection with the acquisition and all equity interest held by the Company in the Subsidiaries is free from any Encumbrance. The Company shall provide evidences to prove the completion of the relevant legal procedures.

(h)	The Investor, the existing shareholders of the Company and the Senior Management Personnel Hao Qing, Peng Yangang have signed the Yiwei Management Agreement in substance and form reasonably satisfactory to the Investor;

(i)	The Founders and the Senior Management Personnel listed in Schedule 1 have signed employment contract, confidentiality and non-competition agreement with the Group Company in form and substance reasonably satisfactory to the Investor;

(j)	Each Group Company has completed the registration of the housing fund account and made payment of social insurance and housing fund according to the Employee’s actual salaries in compliance with the laws and regulations;

(k)	The representations and warranties made by the Company Side under Section 3.1 shall be true, accurate and complete on the date of execution and the Closing Date; the Company shall issue a certificate of performance with respect to this Section and other relevant matters in substance and form reasonably satisfactory to the Investor;

(l)	The Company has issued the detailed development plan in the second half of 2015 and the usage plan for fund to the satisfaction of the Investor;

(m)	There exists no Major Adverse Change, effective injunction or similar legal order potentially prohibiting or restraining any Party from consummating the transactions contemplated in this Agreement from the execution of this Agreement to the Closing Date;

(n)	The Company has submitted application to local AIC for the Capital Increase, amendment of the Articles of Association as well as the members of the Board of Directors and has received the notice for acceptance;

(o)	The PRC counsel of the Company has issued a legal opinion in form and substance satisfactory to the Subscriber; and

(p)	The Company has opened a bank account to receive the Capital Increase Price and has provided the Investor with the accurate and complete information of such account.

4.2	Conditions Precedent to the Company Side’s Performance of the Obligations. The Company Side’s performance of the obligations under Section 6 of this Agreement is conditional on the satisfaction or explicit waiver by the Company Side of the following conditions at the Closing:

(a)	The representations and warranties made by the Investor under Section 3.2 shall be true, accurate and complete on the execution date of this Agreement and the Closing Date;

(b)	All of the Main Transaction Documents have been duly signed by the Investor, and the Company Side has received the original of all the executed version of the relevant documents and this Agreement has come into effect; and

(c)	The Investor has taken all necessary actions to obtain all the Approvals for the execution of this Agreement and the consummation of the transactions contemplated in this Agreement.

4.3	Best Efforts of the Company Side. From the execution date of this Agreement to the Closing Date, the Company Side shall use its best efforts to procure the conditions as set forth in this Section 4.1 to be satisfied as soon as possible through their respective influence or under their respective control.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES BEFORE CLOSING

5.1	Representations and Warranties before Closing. Before the Closing Date, unless otherwise agreed in writing by the Investor or prescribed herein, the Company Side and the Founders shall ensure:

(a)	The Group Company and/or the Founders shall not conduct, permit or procure any action or inaction which would constitute or result in any breach of the representations and warranties under Section 3.1 of this Agreement;

(b)	Shareholder meeting or board of directors of each Group Company shall not conduct discussion or pass resolution regarding matters which amends the Investor’s rights under Yiwei Management Agreement or any other matters which may affect rights or obligations of the shareholders of the Group Company (other than the proposed the transaction under this Agreement);

(c)	The business of each Group Company has been carried on in the ordinary course so as to maintain the reputation and brand as a going concern;

(d)	The Company shall take all reasonable actions to save and protect all assets of the Group Company, including Intellectual Property Rights and fixed assets and take every reasonable actions to procure the assignment or transfer of any relevant technology, patent or patent application right, copyright, domain name or other intellectual property rights owned as work product or held on behalf of the Company by the Founders, employee or service staff of each Group Company to the Group Company;

(e)	The Founders shall not create pledge on any of its equity interests in the Company or create any other Encumbrance thereto;

(f)	The Group Company shall not declare, pay any dividends or make other distributions;

(g)	The Group Company shall not issue or agree to issue any equity interest or bond except otherwise agreed in writing by the Investor;

(h)	The Group Company and/or the Founders shall not take any action which would hinder or improperly delay the consummation of the transaction contemplated in this Agreement;

(i)	The Group Company shall not participate in investment in any company or other entity, engage in acquisition or disposition of any substantial business or assets, obtain loan from bank or other institution or enter into contracts for purposes of the abovementioned actions, except otherwise agreed in writing by the Investor;

(j)	The Group Company shall obtain written approval from the Investor before entering into any commercial agreement in an amount exceeding RMB 100,000 or with a term longer than one (1) year (or making any bid or offer which might result in entering into such contract), except for those executed in the ordinary course of business;

(k)	The Group Company shall not sell, lease or otherwise dispose any assets with a book value exceeding RMB 100,000 (the amount recorded on the balance sheet shall prevail);

(l)	From the Statement Date, the Group Company has not incurred any single expenditure in an amount exceeding RMB 100,000, except for those loans incurred in the ordinary course of business of the Company or otherwise agreed in writing by the Investor in advance;

(m)	The Group Company shall obtain written approval from the Investor before making or resolving to make bonus or welfare distributions in addition to the current ordinary employee salary distribution system;

(n)	The Group Company shall not take any action which would possibly cause major changes to the Company’s business scope or attributes, shall not in any aspect materially change the essential policies related to its investment, liability, management or other matters relevant to the Company or the business, and shall not materially change or amend its labor or compensation policies;

(o)	The Group Company shall not agree to amend or terminate any current contract to which it is a party and which has material impacts to its business scope or attributes;

(p)	Subject to the confidentiality obligations prescribed under this Agreement, the Company Side shall permit representatives from the Investor to review the Group Company’s accounting books and records (including without limitation all statutory records, meeting minutes, lease, contracts and checklists) during ordinary business hours upon reasonable notice and without affecting the ordinary business of the Group Company;

(q)	The Group Company shall obtain the written approval from the Investor before making investments in addition to the ordinary business activities; and

(r)	The Group Company shall not enter into any other agreement, contract, arrangement or transaction except for those necessary during ordinary business operation or for purposes of consummating the transactions contemplated under this Agreement.

5.2	Breach of Representations and Warranties. In the event the Company Side and/or the current shareholders breach any of the representations or warranties under Section 5.1 in a substantial or material way, the Investor is entitled to terminate this Agreement without cause and free from any liabilities arising from the termination.

ARTICLE 6. CLOSING, RIGHTS AND OBLIGATIONS

6.1	Closing. Subject to Section 5 of this Agreement, the Closing shall take place on a date which is no later than ten (10) Business Days after each condition precedent to the Closing as set forth in Sections 4.1 and 4.2 has been satisfied and/or waived by relevant parties in writing or at other time as the Parties may mutually agree upon (the date on which the Closing takes place shall be the “Closing Date”).

6.2	Obligations of the Company.

(a)	On the Closing Date, the Company shall deliver to the Investor a capital contribution certificate, and reimburse to the Investor (or its counsel and finance advisor) the attorney fees and finance advisor fees incurred by the Investor in connection with the Capital Increase contemplated hereby within five (5) days after the receipt of the Capital Increase Price. Notwithstanding the foregoing, in the event the Closing does not occur, each Party shall bear its respective fees;

(b)	Within thirty (30) days after the Closing, the Company shall as soon as practicable, renew relevant certificates (including but not limited to the Organization Code Certificate and Tax Registration Certificate);

(c)	After the Closing Date, each Group Company and the Founders shall procure each Group Company to, operate the business in compliance with applicable Laws;

(d)	Within three (3) month after the Closing Date, each Group Company and the Founders shall procure each Group Company to, establish a comprehensive human resource management system, formulate the Employee Manual and contribute the social insurance premiums and housing cumulative funds for all employees in accordance with applicable Laws; and

(e)	Within thirty (30) days after the Closing, each Group Company shall complete the fillings of lease agreements for the leased property.

6.3	Special Rights of the Investor

(a)	After the Closing, the Company shall not increase its registered capital at a price less than the post-money valuation of RMB 50,000,000 without the consent of the Investor.

(b)	Each Founder hereby covenants that, without the prior written consents of the Investor, each Founder shall not transfer or pledge any equity interest held by it in the Company to any third parties, whether directly or indirectly, except disposing of the equity interest of the employees pursuant to the employee share option plan approved by the board of directors.

(c)	After the Closing, any increase of the registered capital of the Company shall be approved by the Investor. The Investor shall have a preemptive right, at the same price and upon the same terms and conditions, to purchase its pro rata share (the ratio of its subscribed capital in the Company to the total registered capital of the Company) of all or any part of the increased capital. For purposes of this Agreement, “Increased Capital” shall be referred to any increased capital, equity interest or any other equitable security issued by the Company, including (i) the issuance of registered capital and equity interest of the Company, (ii) the issuance of the rights, options or warrants to purchase the registered capital and equity interest, and (iii) the issuance of securities of any type whatsoever that are convertible or exchangeable into any registered capital and equity interest; other than (i) the issuance of any equity interest, share or security pursuant to the employee share option plan approved by the board of directors, and (ii) the issuance of any equity interest, share or security pursuant to the acquisition of another corporation or business by the Company, restructuring or strategic cooperation and the like.

(d)	In the event the Investor does not exercise its right of first refusal, the Investor is entitled to, together with the Founders and based on the respective percentage of equity interest then held by each of them in the Company, sell all or any part of the equity interest to the third party, at the same price and upon the same terms and conditions. If such Founder transfers the equity interest in violation of the right of co-sale hereunder, the Investor is entitled to transfer to the Founder and the Founder is obligated to purchase the portion of equity interest which could be transferred pursuant to the right of co-sale hereunder. And

(e)	Within two (2) years after the Closing, so long as the Founders and the third party have mutually agreed to the transfer of equity interest of the Company, the Investor has the right to request other shareholders of the Company to sell all of their equity interest to such third party at the same price and upon the same conditions.

ARTICLE 7. INDEMNIFICATION

7.1	Indemnification to the Investor. The Company Side shall jointly and severally indemnify and hold harmless the Investor against the losses (including the direct liabilities, damages, claims, fees and expenses (including reasonable attorney fees)) incurred by the Investor as a result of the following circumstances:

(a)	Any representations or warranties made by the Company Side under Section 3.1 of this Agreement are untrue, incomplete in material respects; or any breach of such representations or warranties; or

(b)	the Company Side fails to perform or duly perform its obligations under this Agreement (including but not limited to the obligations and covenants as set forth under Section 5, Section 6 and Section 9 hereof) or fails to comply with any other provisions under this Agreement.

If the Investor confirms the breach of this Agreement attributable to the Company SIde, the Investor is entitled to request the Company Side to fully indemnify the losses incurred by the Investor pursuant to Section 7.1 hereof.

7.2	Special Indemnification. Notwithstanding anything in this Agreement to the contrary, or any relevant representations or warranties are subject to the survival period, the Company Side hereby covenants that, the Investor is entitled to request the Founders to undertake any actual losses incurred by the Investor after the closing, or to fully indemnify the losses incurred by the Company due to the Founders, or to directly pay to the Investor from the amount of compensation to be made to the Company, based on the percentage of equity interest then held by the Investor in the Company, as a result of the following circumstances. The Founders shall be jointly and severally liable for the foregoing liabilities:

(a)	Any Group Company fails to make full payment of any outstanding taxes in accordance with applicable laws on or prior the Closing Date;

(b)	Any Group Company fails to make full payment of any statutory insurance and housing cumulative funds for its employees in accordance with applicable laws on or prior to the Closing Date; and

(c)	Any Group Company has been punished or incurred any losses as a result of violation of any laws.

ARTICLE 8. EFFECTIVENESS AND TERMINATION

8.1	Effectiveness. This Agreement will enter into effect after being duly executed by the Parties or the authorized representatives of the Parties.

8.2	Termination. This Agreement may be terminated under any of the following conditions:

(a)	Terminated by a written instrument executed by all the Parties prior to the Closing Date;

(b)	Prior to the Closing Date, if any Party materially breaches its obligations under this Agreement, the observant Party has the right to notify other Parties of the termination of this Agreement, and request the breaching Party to compensate the losses or damages suffered by the observant Party; or

(c)	The Investor has the right to terminate this Agreement if the conditions of Closing set forth in Section 4.1 of this Agreement are not satisfied within 120 days upon the execution of this Agreement.

In case this Agreement is terminated in accordance with Section 8.2 of this Agreement, no new rights or obligations will occur for each Party; nevertheless, each Party shall be continued to be bound by Section 7, Section 9, Section 10, and Section 11.5 of this Agreement. The rights and obligations (including the liability for compensation resulting from breaches of this Agreement) that have been produced up till the termination date of this Agreement shall not be affected by the termination of this Agreement.

ARTICLE 9. CONFIDENTIALITY AND NONDISCLOSURE

9.1	Confidentiality. The terms and conditions, all schedules, and all subsequent amendments and restatements of this Agreement (including the existence of this Agreement and its schedules as well as such amendments and restatements) shall be deemed as confidential information. Except for circumstances specified in Section 9.2, without prior written consent by the Investor, the Company Side shall not disclose such confidential information to any third parties. For the avoidance of any doubt, subject to non-disclosure of other Investor’s information, the Investor has the right to decide at its sole discretion to disclose its investment on the Company to the third party or the public. After the Investor discloses such information through conference press or in other way of public announcement, the Company Side has the right to disclose to the third party the information that the Investor has disclosed.

9.2	Mandatory Obligations of Disclosure. If any Party or its Affiliates is mandatorily obliged (including but not limited to relevant securities laws and regulations) or is required to disclose any information of other relevant Parties, or the existence of this Agreement or any term or condition of this Agreement by governmental authorities, the Party who is requested to disclose shall (i) promptly provide other Parties a written notice indicating such facts and at the request of the Party make the best efforts to obtain confidential treatment for such information that needs to be disclosed; (ii) disclose within the permitted extent; and (iii) provide other Parties accurate details concerning such disclosure.

ARTICLE 10. GOVERNING LAW AND DISPUTE RESOLUTION

10.1	Governing Law. This Agreement shall be governed by laws of PRC in all aspects.

10.2	Dispute Resolution. Any dispute, controversy and claim arising out of or in relation to this Agreement shall be initially settled through amicable consultation. In case the consultation fails, each Party has the right to submit the dispute to Shanghai International Economic and Trade Arbitration Commission (Shanghai International Arbitration Center, “SHIAC”) for arbitration which shall be conducted in accordance with the arbitration rules of SHIAC in effect at the time of applying for arbitration. The language for arbitration is Chinese and the place for arbitration is Shanghai. The arbitration award is final and binding on each Party. The arbitration fees shall be borne by the losing party.

10.3	Continuity of Performance. In the course of arbitration, the relevant Parties shall continue their performance of other obligations under this Agreement except for the obligations and matters in relation to the object of arbitration.

ARTICLE 11. MISCELLANEOUS

11.1	Binding Effect and Non-assignment. This Agreement shall be binding on successors of each Party, and such successors shall enjoy relevant rights and undertake relevant obligations. Without the prior written consent of other Parties, none of the Parties has the rights to assign any of its rights and obligations under this Agreement.

11.2	Waiver. Any failure to or delay in exercising any right, power, or privilege under this Agreement by each Party to this Agreement, shall not be deemed as waiver of these rights, power, or privileges; waiving for a single time or partly waiving the exercise of any right, power, or privilege shall not affect the exercise of these rights, power or privilege in future.

11.3	Amendment. Any supplement or amendment to this Agreement shall enter into effect upon being executed by each Party.

11.4	Severability. The invalidity or unenforceability of any term herein for any reason (including without limitation due to contradiction with mandatory provisions of laws) shall not affect the effectiveness of other provisions in this Agreement. After faithful consultation among the Parties, such provision shall be replaced by a lawful and enforceable provision which is close to the original intentions of the Parties.

11.5	Notices. All notices, requests and other communications required by this Agreement shall be made in writing. All such notices, requests or other communications shall be deemed to have been received if sent by hand, on the date of receipt; if sent by prepaid registered letter with receipt or certified mail, after three (3) days of sending the mail. All notices shall be sent to address as set forth below:

To the Company:

Address:	Room 2305B, Building A, Chaowai MEN, No. 26 Chaoyang Menwai Avenue, Beijing

Telephone:	13501285838

Fax:	010-85656952

Attn:	Peng Yangang

To the Investor:

Address:	7th Floor, Building B-1, Jinqi Plaza, Lane 2145, Jinshajiang Road, Putuo District, Shanghai, PRC

Telephone:	021-80129001

Fax:	021-80129002

Attn:	Shao Yifei

The notice address of each Party may be changed after the Party sends a written notice to the other Party in accordance with Section 11.5.

11.6	Entire Agreement. This Agreement constitutes all understandings reached by the Parties with regard to the subject matter of this Agreement, and substitutes all letters of intent, agreements, undertakings, arrangements, communications, representations, and/or warranties, and so forth with respect to the same matters previously made in written or verbal form by the Parties or any person in charge.

11.7	Language and Text. This Agreement is written in Chinese. This Agreement has ten (10) originals, and each Party holds one (1) original and the remaining will be submitted to Governmental Authorities. This Agreement may be signed by each Party respectively and no matter how the respectively signed text is delivered, they shall be deemed as originals other than duplicate. Each set of documents respectively signed by each Party shall constitute a copy of entire executed agreement. For the purpose amendment of AIC registration, the Parties may otherwise sign a simplified agreement with respect to the transaction under this Agreement. In case of any discrepancy between the simplified version and this Agreement, this Agreement shall prevail.

11.8	Appendix. All appendixes of this Agreement shall constitute the integral parts of this Agreement.

(This page below is intentionally left blank; this page is followed by the signature page)

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in person or have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

Meitai Investment (Suzhou) Co., Ltd.
(Seal)

Signature	/s/ Min Xiahou
Name:	Min Xiahou
Title:	Authorized signatory

IN WITNESS WHEREOF, the Parties have duly executed this Agreement in person or have caused this Agreement to be duly executed by their respective authorized representatives on the date first above written.

Beijing Dingding Yiwei New Energy Technology Development Co., Ltd.
(Seal)

Signature	/s/ Peng Yangang
Name:	Peng Yangang
Title:	Authorized signatory

Beijing Xinyuanheli Investment Center
(Seal)

Signature	/s/ Peng Yangang
Name:	Peng Yangang
Title:	Authorized signatory

HAO Qing

/s/ Hao Qing

PENG Yangang

/s/ Peng Yangang

WANG Wenzhi

/s/ Wang Wenzhi

APPENDIX I NAME LIST OF SENIOR MANAGEMENT PERSONNEL

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